Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Target Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0833 per share	Other(2)	15,500,000	$162.86(2)	$2,524,330,000.00	0.00013810	$348,609.98
Total Offering Amounts					$2,524,330,000.00		$348,609.98
Total Fee Offsets							$0
Net Fee Due							$348,609.98

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Amended and Restated 2020 Target Corporation Long-Term Incentive Plan by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 21, 2026.